Exhibit 99.1

News Release

Cenveo Announces Fourth Quarter and
Full Year 2011 Results

Company completes divestitures of certain non-core operations

Company pays down over $41 million in total debt during 4th Quarter

4th Quarter Non-GAAP Income from Continuing Operations of $18.2 million, or $0.29 per share

4th Quarter Non-GAAP Operating Margins of 9.6%

4th Quarter Adjusted EBITDA with discontinued operations of $64.8 million, up 7.6% from 2010

STAMFORD, CT – (February 29, 2012) – Cenveo, Inc. (NYSE: CVO) today announced results for the three months and full year ended December 31, 2011.

During the first quarter of 2012, the Company completed the previously announced sales of its Forms and Business Documents Group (“Documents Group”) and its wide format paper business (collectively the “Discontinued Operations”). For its fiscal year 2011 and prior periods, the Company will be reporting these businesses as discontinued operations in the consolidated financial statements resulting in the reclassification of the Company’s consolidated balance sheets, statements of operations and statements of cash flows to reflect these discontinued operations separately from the Company’s continuing operations.  All results discussed below exclude the results of the Discontinued Operations unless otherwise indicated.

For the three months ended December 31, 2011, net sales were $486.5 million, as compared to $435.0 million for the same period in the previous year, an increase of 11.8%. For the year ended December 31, 2011, net sales were $1.9 billion, compared to $1.7 billion for the prior year, an increase of 11.7%. The increase in net sales was primarily due to the acquisition of MeadWestvaco Corporation’s Envelope Product Group (“EPG”), and growth from direct envelope, custom label, content management, and specialty packaging product lines.

Operating income was $39.0 million for the three months ended December 31, 2011, compared to $17.5 million for the same period last year. This increase was a result of lower restructuring, impairment and other charges, a lower operating cost structure and contributions from the EPG acquisition. Non-GAAP operating income increased 13.1% to $46.7 million for the three months ended December 31, 2011, compared to $41.3 million for the same period last year. For the year ended December 31, 2011, operating income was $117.8 million, compared to an operating loss of $117.9 million for the prior year. This increase was a result of lower restructuring, impairment and other charges, a lower operating cost structure, and contributions from the EPG acquisition. For the year ended December 31, 2011, non-GAAP operating income increased 14.7% to $157.2 million, compared to $137.1 million for the prior year. Non-GAAP operating income excludes integration, acquisition and other charges, stock-based compensation provision, restructuring, impairment and other charges and divested operations or assets held for sale. A reconciliation of operating income (loss) to non-GAAP operating income is presented in the attached tables.

For the three months ended December 31, 2011, net loss was $14.5 million, or $0.23 per share, compared to a net loss of $9.8 million, or $0.16 per share, for the same period last year.  Net loss for three months ended December 31, 2011 includes income from continuing operations before income taxes, offset by income tax expense and a loss from the Discontinued Operations, primarily due to the write-down of allocated goodwill of $13.5 million related to the Discontinued Operations. The net loss in the same period last year includes a loss from continuing operations before income taxes, offset by an income tax benefit and income from Discontinued Operations.  For the year ended December 31, 2011, net loss was $8.6 million, or $0.14 per share, compared to $186.4 million, or $2.99 per share, for the prior year. The net loss for the year ended December 31, 2011 includes income from continuing operations before income taxes, offset by income tax expense and a loss from Discontinued Operations, primarily due to the write-down of allocated goodwill of $13.5 million related to the Discontinued Operations. The net loss in the prior year includes a loss from continuing operations before income taxes, partially offset by an income tax benefit and income from discontinued operations.

On a non-GAAP basis, income from continuing operations increased 68.8% to $18.2 million, or $0.29 per share, for the three months ended December, 31 2011, compared to $10.8 million, or $0.17 per share, for the three months ended January 1, 2011. For the year ended December 31, 2011, non-GAAP income from continuing operations increased 203.8% to $40.5 million, or $0.64 per share, compared to $13.3 million, or $0.21 per share, for the same period last year. These increases are primarily attributable to stronger performance across the majority of the Company’s product lines combined with contributions from the EPG acquisition. Non-GAAP income from continuing operations excludes integration, acquisition and other charges, stock-based compensation provision, restructuring, impairment and other charges, divested operations or assets held for sale, gain on bargain purchase, (gain) loss on early extinguishment of debt and adjusts income taxes to reflect an estimated cash tax rate. A reconciliation of loss from continuing operations to non-GAAP income from continuing operations is presented in the attached tables.

Adjusted EBITDA for the three months ended December 31, 2011 was $62.6 million, compared to $56.0 million for the three months ended January 1, 2011, an increase of approximately 11.7%. Adjusted EBITDA for the year ended December 31, 2011, was $221.6 million, compared to $198.6 million for the year ended January 1, 2011, an increase of approximately 11.6%. For comparative purposes, Adjusted EBITDA, including the results of the Discontinued Operations, for the three months ended December 31, 2011 was $64.8 million, compared to $60.3 million for the same period last year, an increase of approximately 7.6%. Adjusted EBITDA, including the results of the Discontinued Operations, for the year ended December 31, 2011, was $235.1 million, compared to $216.3 million for the prior year, an increase of approximately 8.7%. On a go forward basis, the Company will report Adjusted EBITDA excluding the Discontinued Operations. These increases are primarily attributable to stronger performance across the majority of the Company’s product lines combined with contributions from the EPG acquisition. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding integration, acquisition and other charges, stock-based compensation provision, restructuring, impairment and other charges, gain on bargain purchase, (gain) loss on early extinguishment of debt, divested operations or assets held for sale and (income) loss from discontinued operations, net of taxes. An explanation of the Company’s use of Adjusted EBITDA is detailed below and a reconciliation of net loss to Adjusted EBITDA is provided in the attached tables.

Robert G. Burton, Sr., Chairman and Chief Executive Officer stated:
“I am very pleased with our fourth quarter operating results as we saw revenue increases, drove strong improvement in operating income and generated strong cash flows that we used to pay down debt. Combining these results with our recently completed dispositions of non-core businesses demonstrates that our game plan is working. When including the discontinued operations, we were able to achieve our financial projections for 2011 delivering adjusted EBITDA of $235.1 million for the year, highlighted by delivering non-GAAP operating income margin of 9.6% for the fourth quarter. We also continued to focus on our capital structure and leverage targets. During the fourth quarter we paid off more than $41 million of debt and amended our credit facility to allow the Company to purchase subordinated debt in the open market.  Our focus on working capital has also begun to produce the desired results as we have lowered our inventory levels by over $25 million since the end of the second quarter.”

“The positive trends, which we have seen across most of our businesses in 2011, continued into the fourth quarter of 2011. Our envelope business posted another quarter of strong organic sales growth of 10%, benefiting from direct mail volumes and favorable product mix. Both our custom and long-run label businesses showed growth driven by improving economic conditions and strong holiday shipments. Our packaging products grew in line with expectations highlighted by performance in our shrink sleeve end markets. Our print markets saw operational improvement as new sales wins in non-traditional end markets and a rebound in our customers marketing spend drove meaningful improvement. Our content management offering continues to grow as our unique global platform continues to benefit from the outsourcing of project management and composition services.”

Mr. Burton concluded:
“As we look forward to 2012 and beyond, we believe that our future success will be based on our current operating plan: to invest in our market leading businesses in niche markets; to leverage our low-cost, highly efficient operating platform; and to make disciplined accretive strategic acquisitions. We will continue to focus on de-leveraging our balancing sheet by driving cash flow, improving working capital, and by continuing to push for operational improvement. Based on the current business climate and factoring in our recent divestitures, I expect $230 million to $240 million in Adjusted EBITDA, and approximately $100 million to $110 million free cash flow and expect to end the year with net leverage between 4.5 and 4.7x. I look forward to our conference call tomorrow to discuss in more depth our positive 2012 outlook for Cenveo.”

Conference Call:
Cenveo will host a conference call tomorrow, Thursday, March 1, 2012 at 10:00 a.m. Eastern Time.  The conference call will be available via webcast, which can be accessed via the Internet at www.cenveo.com.

Cenveo, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share data)
	Three Months Ended		Years Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011

Net sales	$486,482	$435,035	$1,909,187	$1,708,529
Cost of sales	389,019	347,897	1,546,173	1,385,702
Selling, general and administrative expenses	52,076	50,231	217,136	203,983
Amortization of intangible assets	2,554	2,458	10,306	10,638
Restructuring, impairment and other charges	3,835	16,932	17,812	226,150
Operating income (loss)	38,998	17,517	117,760	(117,944)
Gain on bargain purchase	—	—	(11,720)	—
Interest expense, net	27,904	28,978	115,968	121,037
(Gain) loss on early extinguishment of debt	(4,011)	6,994	(4,011)	9,592
Other expense, net	9,641	1,212	9,074	2,327
Income (loss) from continuing operations before income taxes	5,464	(19,667)	8,449	(250,900)
Income tax expense (benefit)	7,227	(7,992)	9,477	(53,202)
Loss from continuing operations	(1,763)	(11,675)	(1,028)	(197,698)
(Loss) income from discontinued operations, net of taxes	(12,765)	1,922	(7,537)	11,321
Net loss	$(14,528)	$(9,753)	$(8,565)	$(186,377)
Income (loss) per share – basic and diluted:
Continuing operations	$(0.03)	$(0.19)	$(0.02)	$(3.17)
Discontinued operations	(0.20)	0.03	(0.12)	0.18
Net loss	$(0.23)	$(0.16)	$(0.14)	$(2.99)
Weighted average shares:
Basic and Diluted	63,260	62,725	62,983	62,382

Cenveo, Inc. and Subsidiaries
Reconciliation of Loss from Continuing Operations to Non-GAAP Income from Continuing Operations and Related Per Share Data
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Years Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011

Loss from continuing operations	$(1,763)	$(11,675)	$(1,028)	$(197,698)
Integration, acquisition and other charges	11,895	4,802	22,463	14,275
Stock-based compensation provision	1,587	2,062	8,716	10,853
Restructuring, impairment and other charges	3,835	16,932	17,812	226,150
Divested operations or asset held for sale	—	—	—	3,758
Gain on bargain purchase	—	—	(11,720)	—
(Gain) loss on early extinguishment of debt	(4,011)	6,994	(4,011)	9,592
Income tax benefit (expense)	6,664	(8,326)	8,226	(53,614)
Non-GAAP income from continuing operations	$18,207	$10,789	$40,458	$13,316

Income per share – diluted:
Continuing operations	$(0.03)	$(0.19)	$(0.02)	$(3.15)
Integration, acquisition and other charges	0.19	0.08	0.36	0.23
Stock-based compensation provision	0.03	0.03	0.14	0.17
Restructuring, impairment and other charges	0.06	0.27	0.28	3.60
Divested operations or asset held for sale	—	—	—	0. 06
Gain on bargain purchase	—	—	(0.19)	—
(Gain) loss on early extinguishment of debt	(0.06)	0.11	(0.06)	0.15
Income tax benefit (expense)	0.10	(0.13)	0.13	(0.85)
Non-GAAP continuing operations	$0.29	$0.17	$0.64	$0.21

Weighted average shares—diluted	63,333	62,931	63,124	62,845

Cenveo, Inc. and Subsidiaries Reconciliation of Net Loss to Adjusted EBITDA (in thousands) (unaudited)
	Three Months Ended		Years Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1 2011

Net loss	$(14,528)	$(9,753)	$(8,565)	$(186,377)
Interest expense, net	27,904	28,978	115,968	121,037
Income tax expense (benefit)	7,227	(7,992)	9,477	(53,202)
Depreciation	13,348	13,475	53,648	53,214
Amortization of intangible assets	2,554	2,458	10,306	10,638
Integration, acquisition and other charges	11,895	4,802	22,463	14,275
Stock-based compensation provision	1,587	2,062	8,716	10,853
Restructuring, impairment and other charges	3,835	16,932	17,812	226,150
Gain on bargain purchase	—	—	(11,720)	—
(Gain) loss on early extinguishment of debt	(4,011)	6,994	(4,011)	9,592
Divested operations or asset held for sale	—	—	—	3,758
Loss (income) from discontinued operations, net of taxes	12,765	(1,922)	7,537	(11,321)

Adjusted EBITDA, as defined	$62,576	$56,034	$221,631	$198,617

Discontinued Operations Adjusted EBITDA	2,271	4,217	13,456	17,724

Adjusted EBITDA with Discontinued Operations	$64,847	$60,251	$235,087	$216,341

Cenveo, Inc. and Subsidiaries Reconciliation of Operating Income (Loss) to Non-GAAP Operating Income (in thousands) (unaudited)
	Three Months Ended		Years Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011

Operating income (loss)	$38,998	$17,517	$117,760	$(117,944)
Integration, acquisition and other charges	2,320	4,802	12,888	14,275
Stock-based compensation provision	1,587	2,062	8,716	10,853
Divested operations or asset held for sale	—	—	—	3,758
Restructuring, impairment and other charges	3,835	16,932	17,812	226,150

Non-GAAP operating income	$46,740	$41,313	$157,176	$137,092

 Cenveo, Inc. and Subsidiaries
Consolidated Balance Sheets
 (in thousands)

	December 31, 2011	January 1, 2011
Assets
Current assets:
Cash and cash equivalents	$17,753	$49,749
Accounts receivable, net	288,483	254,453
Inventories	133,796	135,072
Prepaid and other current assets	72,742	65,615
Assets of discontinued operations - current	22,956	23,518
Total current assets	535,730	528,407
Property, plant and equipment, net	328,567	335,996
Goodwill	190,822	192,911
Other intangible assets, net	223,563	231,292
Other assets, net	79,490	74,720
Assets of discontinued operations – long - term	27,416	43,585
Total assets	$1,385,588	$1,406,911
Liabilities and Shareholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$8,809	$10,098
Accounts payable	186,648	163,340
Accrued compensation and related liabilities	39,155	30,261
Other current liabilities	95,907	97,796
Liabilities of discontinued operations - current	5,346	4,216
Total current liabilities	335,865	305,711
Long-term debt	1,237,534	1,283,905
Other liabilities	185,419	149,379
Liabilities of discontinued operations - long - term	8,474	9,247
Commitments and contingencies	—	—
Shareholders’ deficit:
Preferred stock	—	—
Common stock	633	627
Paid-in capital	350,390	342,607
Retained deﬁcit	(672,847)	(664,282)
Accumulated other comprehensive loss	(59,880)	(20,283)
Total shareholders’ deficit	(381,704)	(341,331)
Total liabilities and shareholders’ deficit	$1,385,588	$1,406,911

 Cenveo, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
 (in thousands)

	Years Ended
	December 31, 2011	January 1, 2011
Cash flows from operating activities:
Net loss	$(8,565)	$(186,377)
Adjustments to reconcile net loss to net cash provided by operating activities:
(Income) loss from discontinued operations, net of taxes	7,537	(11,321)
Impairment of goodwill related to discontinued operations	13,500	—
Depreciation	53,648	53,214
Amortization of intangible assets	10,306	10,638
Non-cash interest expense, net	5,277	4,716
Deferred income taxes	11,793	(48,815)
Non-cash taxes	—	(4,001)
Non-cash restructuring, impairment and other charges, net	3,853	201,781
Gain on bargain purchase	(11,720)	—
(Gain) loss on early extinguishment of debt	(4,011)	9,592
Provisions for bad debts	2,348	5,000
Provisions for inventory obsolescence	3,416	3,681
Stock-based compensation provision	8,716	10,853
Loss on sale of assets	376	81
Changes in operating assets and liabilities, excluding the effects of acquired businesses:
Accounts receivable	(6,912)	3,267
Inventories	20,860	(2,084)
Accounts payable and accrued compensation and related liabilities	11,777	(18,171)
Other working capital changes	(14,796)	15,385
Other, net	(23,585)	2,317
Net cash provided by continuing operating activities	83,818	49,756
Net cash (used in) provided by discontinuing operating activities	(3,496)	8,830
Net cash provided by operating activities	80,322	58,586
Cash flows from investing activities:
Cost of business acquisitions, net of cash acquired	(59,719)	(40,545)
Capital expenditures	(15,671)	(18,152)
Proceeds from sale of property, plant and equipment	11,114	3,539
Net cash used in investing activities of continuing operations	(64,276)	(55,158)
Net cash used in investing activities of discontinued operations	(536)	(879)
Net cash used in investing activities	(64,812)	(56,037)
Cash flows from financing activities:
Repayments of Term Loan B due 2016	(23,800)	—
Repayment of 7⅞% senior subordinated notes	(8,952)	—
Repayment of 8⅜% senior subordinated notes	(5,363)	—
Repayments of other long-term debt	(6,403)	(7,635)
Payment of financing related costs and expenses	(2,675)	(23,154)
Purchase and retirement of common stock upon vesting of RSUs	(1,283)	(1,597)
Proceeds from exercise of stock options	356	1,030
Proceeds from issuance of 8⅞% senior second lien notes	—	397,204
Proceeds from issuance of Term Loan B	—	376,200
Repayment of Term Loans	—	(683,306)
(Repayment) borrowings under revolving credit facility, net	—	(22,500)
Net cash (used in) provided by financing activities	(48,120)	36,242)
Effect of exchange rate changes on cash and cash equivalents	614	169
Net (decrease) increase in cash and cash equivalents	(31,996)	38,960
Cash and cash equivalents at beginning of year	49,749	10,789
Cash and cash equivalents at end of year	$17,753	$49,749

###

In addition to results presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”), included in this release are certain non-GAAP financial measures, including Adjusted EBITDA, non-GAAP income from continuing operations, non-GAAP operating income, non-GAAP operating income margin, and free cash flow. Non-GAAP operating income is defined as operating income (loss) excluding integration, acquisition and other charges, stock-based compensation provision, divested operations or asset held for sale and restructuring, impairment and other charges. Non-GAAP operating income margin is calculated by dividing non-GAAP operating income into net sales.  Free cash flow is defined as Adjusted EBITDA less cash interest, cash taxes, and net capital expenditures. These non-GAAP financial measures as defined herein, and should be read in conjunction with GAAP financial measures. A reconciliation of loss from continuing operations to non-GAAP income from continuing operations and operating income (loss) to non-GAAP operating income is presented in the attached tables. These non-GAAP financial measures are not presented as an alternative to cash flows from continuing operations, as a measure of our liquidity or as an alternative to reported net loss as an indicator of our operating performance.  The non-GAAP financial measures as used herein may not be comparable to similarly titled measures reported by competitors.

We believe the use of Adjusted EBITDA, non-GAAP income from continuing operations, non-GAAP operating income, non-GAAP operating income margin and free cash flow along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value.  Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives.  We also use Adjusted EBITDA internally to evaluate the operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities.  The non-GAAP financial measures included in this press release are reconciled to their most directly comparable GAAP financial measures in the tables included herein.

Cenveo (NYSE: CVO), headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of custom labels, specialty packaging, envelopes, commercial print, content management and publisher solutions. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With approximately 8,400 employees worldwide, we pride ourselves on delivering quality solutions and service every day for our more than 100,000 customers. For more information please visit us at www.cenveo.com.
________________________

Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  In view of such uncertainties, investors should not place undue reliance on our forward-looking statements.  Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from management’s expectations include, without limitation: (i) the recent United States and global economic conditions, which have adversely affected us and could continue to do so; (ii) our substantial level of indebtedness, which could impair our financial condition and prevent us from fulfilling our business obligations; (iii) our ability to service or refinance our debt; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings that are available to us could further exacerbate our risk exposure from debt; (vi) our ability to successfully integrate acquired businesses into our business; (vii) a decline of our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of our assets, including goodwill, other long-lived assets and deferred tax assets; (viii) intense competition and fragmentation in our industry; (ix) the general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (x) factors affecting the United States postal services impacting demand for our products; (xi) the availability of the internet and other electronic media may adversely affect our business; (xii) increases in paper costs and decreases in its availability; (xiii) our labor relations; (xiv) our compliance with environmental laws; (xv) our dependence on key management personnel; (xvi) our dependence upon information technology systems; and (xvii) our international operations and the risks associated with operating outside of the United States. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at http://www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.